Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
TOLL BROTHERS, INC.

TOLL BROTHERS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Company”) DOES HEREBY CERTIFY THAT:

FIRST: At the Annual Meeting of Stockholders on March 17, 2005, held pursuant to the notice required by Section 222 of the Delaware General Corporation Law, not less than a majority of the outstanding shares of stock entitled to vote thereon authorized the Board of Directors of the Company, through the filing of one or more certificates of amendment to the Certificate of Incorporation, to increase the authorized number of shares of common stock to 400,000,000 shares and the authorized preferred stock to 15,000,000 shares.

SECOND: At a meeting of the Board of Directors of the Company held on March 17, 2010, the Board of Directors of the Company adopted resolutions that declared advisable and adopted the following amendment to the Company’s Second Restated Certificate of Incorporation. The amendment amends Article Four of the Company’s Certificate of Incorporation to read in its entirety as follows:

Article Four

The corporation is authorized to issue 415,000,000 shares of capital stock, consisting of two (2) classes of stock, to wit:

(a) Common Stock. The total number of shares of Common Stock which the corporation shall have authority to issue is Four Hundred Million (400,000,000) shares and the par value of each of such  shares is One Cent ($.01) amounting in the aggregate to Four Million Dollars ($4,000,000).

(b) Preferred Stock. The total number of shares of Preferred Stock which the corporation shall have authority to issue is Fifteen Million (15,000,000), and the par value of each such share is One Cent ($.01) amounting in the aggregate to One Hundred Fifty Thousand Dollars ($150,000).

The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article Four, to provide by adopting a resolution or resolutions, a certificate of which action shall be filed and recorded in accordance with the General Corporation Law of the State of Delaware, for the issuance of the Preferred Stock in one or more series, each with such designations, powers, preferences and rights of the  shares, and the qualifications, limitations or restrictions thereof.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of  shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

THIRD: At a meeting of the Board of Directors of the Company held on December 9, 2009, the Board of Directors of the Company adopted resolutions that declared advisable and recommended to the stockholders of the Company the following amendment to the Company’s Second Restated Certificate of Incorporation and directed that said amendment be submitted to the Company’s stockholders for their consent and approval at the Annual Meeting of Stockholders on March 17, 2010. The amendment adds an Article Nine to the Company’s Second Restated Certificate of Incorporation to read in its entirety as follows:

ARTICLE NINE — RESTRICTIONS ON TRANSFER OF SHARES

Part I — Definitions

As used in this Article Nine, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

(a) “4.95-percent Transaction” means any Transfer described in clause (a) or (b) of Part II of this Article Nine.

(b) “4.95-percent Stockholder” a Person who owns a Percentage Stock Ownership equal to or exceeding 4.95% of the corporation’s then-outstanding Stock, whether directly or indirectly, and including Stock such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the applicable Treasury Regulations thereunder.

(c) “Agent” has the meaning set forth in Part V of this Article Nine.

(d) “Board of Directors” or “Board” means the board of directors of the corporation.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(f) “Corporation Security” or “Corporation Securities” means (i) any Stock, (ii) shares of Preferred Stock issued by the corporation (other than Preferred Stock described in Section 1504(a)(4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the corporation.

(g) “Effective Date” means the date of filing of this Certificate of Amendment of Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware.

(h) “Excess Securities” has the meaning given such term in Part IV of this Article Nine.

(i) “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article Nine is no longer necessary or desirable for the preservation of Tax Benefits, (ii) the close of business on the first day of a taxable year of the corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board of Directors shall fix in accordance with Part XII of this Article Nine.

(j) “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

(k) “Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

(l) “Prohibited Distributions” means any and all dividends or other distributions paid by the corporation with respect to any Excess Securities received by a Purported Transferee.

(m) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Nine.

(n) “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(o) “Purported Transferee” has the meaning set forth in Part IV of this Article Nine.

(p) “Securities” and “Security” each has the meaning set forth in Part VII of this Article Nine.

(q) “Stock” means any interest that would be treated as “stock” of the corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(r) “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(s) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(t) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the corporation, nor shall a Transfer include the issuance of Stock by the corporation.

(u) “Transferee” means any Person to whom Corporation Securities are Transferred.

(v) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Part II — Transfer and Ownership Restrictions

In order to preserve the Tax Benefits, from and after the Effective Date of this Article Nine any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.95-percent Stockholder or (b) the Percentage Stock Ownership in the corporation of any 4.95-percent Stockholder would be increased.

Part III — Exceptions

(a) Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.

(b) The restrictions set forth in Part II of this Article Nine shall not apply to an attempted Transfer that is a 4.95-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Part III of Article Nine, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article Nine through duly authorized officers or agents of the corporation. Nothing in this Part III of this Article Nine shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Part IV — Excess Securities

(a) No employee or agent of the corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Part V of this Article Nine or until an approval is obtained under Part III of this Article Nine. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Parts IV or V of this Article Nine shall also be a Prohibited Transfer.

(b) The corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the corporation all information reasonably requested by the corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Nine, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article Nine as a condition to registering any transfer.

Part V — Transfer to Agent

If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Part VI of this Article Nine if the Agent rather than the Purported Transferee had resold the Excess Securities.

Part VI — Application of Proceeds and Prohibited Distributions

The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Part VI of Article Nine. In no event shall the proceeds of any sale of Excess Securities pursuant to this Part VI of Article Nine inure to the benefit of the corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

Part VII — Modification Of Remedies For Certain Indirect Transfers

In the event of any Transfer which does not involve a transfer of securities of the corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.95-percent Stockholder to violate a restriction on Transfers provided for in this Article Nine, the application of Parts V and VI of this Article Nine shall be modified as described in this Part VII of this Article Nine. In such case, no such 4.95-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.95-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.95-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.95-percent Stockholder, following such disposition, not to be in violation of this Article Nine. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Parts V and VI of this Article Nine, except that the maximum aggregate amount payable either to such 4.95-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.95-percent Stockholder or such other Person. The purpose of this Part VII of Article Nine is to extend the restrictions in Part II and V of this Article Nine to situations in which there is a 4.95-percent Transaction without a direct Transfer of Securities, and this Part VII of Article Nine, along with the other provisions of this Article Nine, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Part VIII — Legal Proceedings; Prompt Enforcement

If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the corporation makes a written demand pursuant to Part V of this Article Nine (whether or not made within the time specified in Part V of this Article Nine), then the corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Part VIII of Article Nine shall (1) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Nine being void ab initio, (2) preclude the corporation in its discretion from immediately bringing legal proceedings without a prior demand or (3) cause any failure of the corporation to act within the time periods set forth in Part V of this Article Nine to constitute a waiver or loss of any right of the corporation under this Article Nine. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article Nine.

Part IX — Liability

To the fullest extent permitted by law, any stockholder subject to the provisions of this Article Nine who knowingly violates the provisions of this Article Nine and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the corporation for, and shall indemnify and hold the corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Part X — Obligation to Provide Information

As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the corporation may request from time to time in order to determine compliance with this Article Nine or the status of the Tax Benefits of the corporation.

Part XI — Legends

The Board of Directors may require that any certificates issued by the corporation evidencing ownership of  shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article Nine bear the following legend:

“THE CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.95 PERCENT STOCKHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE 4.95 PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Part III of this Article Nine also bear a conspicuous legend referencing the applicable restrictions.

Part XII — Authority of Board of Directors

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article Nine, including, without limitation, (1) the identification of 4.95-percent Stockholders, (2) whether a Transfer is a 4.95-percent Transaction or a Prohibited Transfer, (3) the Percentage Stock Ownership in the corporation of any 4.95-percent Stockholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Part VI of this Article Nine, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Nine. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the corporation not inconsistent with the provisions of this Article Nine for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article Nine.

(b) Nothing contained in this Article Nine shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate or extend the Expiration Date, (2) modify the ownership interest percentage in the corporation or the Persons or groups covered by this Article Nine, (3) modify the definitions of any terms set forth in this Article Nine or (4) modify the terms of this Article Nine as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the corporation shall deem appropriate.

(c) In the case of an ambiguity in the application of any of the provisions of this Article Nine, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article Nine requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Nine. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the corporation, the Agent, and all other parties for all other purposes of this Article Nine. The Board of Directors may delegate all or any portion of its duties and powers under this Article Nine to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article Nine through duly authorized officers or agents of the corporation. Nothing in this Article Nine shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Part XIII — Reliance

To the fullest extent permitted by law, the corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the corporation and the corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Nine. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Part XIV — Benefits of This Article Nine

Nothing in this Article Nine shall be construed to give to any Person other than the corporation or the Agent any legal or equitable right, remedy or claim under this Article Nine. This Article Nine shall be for the sole and exclusive benefit of the corporation and the Agent.

Part XV — Severability

The purpose of this Article Nine is to facilitate the corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article Nine or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Nine.

Part XVI — Waiver

With regard to any power, remedy or right provided herein or otherwise available to the corporation or the Agent under this Article Nine, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

FOURTH: At the Annual Meeting of Stockholders on March 17, 2010, held pursuant to the notice required by Section 222 of the Delaware General Corporation Law, not less than a majority of the outstanding shares of stock entitled to vote thereon approved the foregoing amendment to add an Article Nine to the Company’s Second Restated Certificate of Incorporation.

FIFTH: Both of the aforementioned amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this certificate to be signed, under penalty of perjury, by Robert I. Toll, its Chairman and Chief Executive Officer, and attested by Michael I. Snyder, its Secretary, on March 17, 2010, and does confirm that this Certificate of Amendment is the act and deed of the Company and that the statements made herein are true.

/s/ Robert I. Toll
Robert I. Toll
Chairman of the Board and Chief Executive Officer

ATTEST: /s/ Michael I. Snyder
                  Michael I. Snyder
                  Secretary